Exhibit 99(c)

Sections of Our Management’s Discussion and Analysis and Consolidated Financial Statements Where Modification to Reflect Our Segment Reorganization was Other Than Editorial
(Pages 1-20)

Exhibit 99(c)

Sections of Our Management’s Discussion and Analysis and Consolidated Financial Statements Where Modification to Reflect Our Segment Reorganization was Other Than Editorial
(Pages 1-20)

PART II

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operations

We present Management’s Discussion of Operations in four parts: Overview of Our Earnings from 2002 through 2004, Global Risk Management, Segment Operations and Global Operations.

In the accompanying analysis of financial information, we sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the SEC rules; those rules require the supplemental explanations and reconciliations provided in the “Other Information” section of Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of Exhibit 99(d).

During the second quarter of 2005, GE announced plans to reorganize its 11 businesses into six industry-focused businesses: GE Commercial Financial Services; GE Consumer Finance; GE Healthcare; GE Industrial; GE Infrastructure; and GE NBC Universal - effective July 5.

In May 2004, we completed an initial public offering of Genworth Financial, Inc. (Genworth), our formerly wholly-owned subsidiary that conducts most of our consumer insurance business, including life and mortgage insurance operations. We sold approximately 30% of the common shares of Genworth to the public, and we expect (subject to market conditions) to reduce our ownership over the next two years as Genworth transitions to full independence. This transaction resulted in a second quarter pre-tax loss of $0.6 billion ($0.3 billion after tax), recognized in the GE Commercial Financial Services segment.

In December 2004, we sold a majority interest in Gecis, our global business processing operation, to two leading private investment firms. We received cash proceeds of $0.5 billion and retained a 40% investment in Gecis. This transaction resulted in a fourth quarter pre-tax gain of $0.4 billion ($0.3 billion after tax), recognized in GECC corporate items and eliminations.

Overview of Our Earnings from 2002 through 2004

The global economic environment must be considered when evaluating our results over the last several years. Important factors for us included slow global economic growth, a weakening U.S. dollar, lower global interest rates, a mild U.S. recession that did not cause significantly higher credit losses and developments in the commercial aviation industry, an industry significant to us. As the following pages show in detail, our diversification and risk management strategies enabled us to continue to grow during this challenging time.

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GE Commercial Financial Services and GE Consumer Finance (respectively, 56% and 24% of total three-year revenues and 54% and 29% of total three-year earnings before accounting changes) are large, profitable growth businesses in which we continue to invest with confidence. In a challenging economic environment, these businesses grew earnings by $0.9 billion and $1.2 billion in 2004 and 2003, respectively, excluding the results of Insurance, which included the effects of the Genworth initial public offering and 2003 dispositions causing volatility in comparing results of operations over the three-year period. Absent the volatility caused by Insurance, GE Commercial Financial Services and GE Consumer Finance have delivered strong results through solid core growth, disciplined risk management and successful acquisitions.

Acquisitions and dispositions played an important role in our growth strategy. We integrate acquisitions as quickly as possible and only revenues and earnings from the date we complete the acquisition through the end of the fourth following quarter are attributed to such businesses. Acquisitions contributed $3.3 billion, $2.3 billion and $3.7 billion to consolidated revenues in 2004, 2003 and 2002, respectively. Our consolidated net earnings in 2004, 2003 and 2002 included approximately $0.5 billion, $0.3 billion and $0.4 billion, respectively, from acquired businesses. Dispositions affected our operations through lower revenues and earnings in 2004 of $2.8 billion and $1.1 billion, respectively, and in 2003 through lower revenues of $1.7 billion and higher earnings of $0.1 billion.

Segment Operations

Revenues and segment profit for operating segments are shown below. As described in our Form 8-K filed June 23, 2005, the General Electric Company (GE) reorganized its businesses on July 5, 2005, around markets and customers. We believe this organization will help us accelerate growth, improve productivity and retain, as well as grow, the best management talent.

GE’s six reporting segments as of July 5, 2005, were as follows:

•
Commercial Financial Services - the combination of our previous Commercial Finance (excluding Aviation Services, Energy Financial Services and Transportation Finance) and Insurance segments and GE Equity, previously reported in the Equipment & Other Services segment

•	Consumer Finance - unchanged

•	Healthcare - unchanged

•
Industrial - the combination of our previous Consumer & Industrial and Advanced Materials segments, the security, sensing and Fanuc Automation businesses of our previous Infrastructure segment, the inspection technology business of our previous Transportation segment and Equipment Services, previously reported in the Equipment & Other Services segment

•
Infrastructure - the combination of our previous Energy and Transportation segments, the water business of our previous Infrastructure segment, and Aviation Services, Energy Financial Services and Transportation Finance of our previous Commercial Finance segment

•	NBC Universal - unchanged

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GECC corporate items and eliminations includes the effects of eliminating transactions between operating segments for the registrant; liquidating businesses such as consolidated, liquidating securitization entities; under absorbed corporate overhead; the activities of functional departments such as tax and treasury; certain non-allocated amounts determined by the Chief Executive Officer; and a variety of sundry items. GECC corporate items and eliminations is not an operating segment, rather it is added to operating segment totals to reconcile to the consolidated totals of the financial statements.

The Chief Executive Officer allocates resources to, and assesses the performance of operations at the consolidated GE-level. GECC operations are a portion of those segments. We present below in their entirety the four GE segments that include financial services operations. We also provide a one-line reconciliation to GECC-only results, the most significant components of which are the elimination of GE businesses that are not financial services businesses and the elimination of certain insurance operations that are not subsidiaries of GECC. In addition to providing GE segments in their entirety, we have also provided supplemental information for certain segments. Our Chief Executive Officer does not separately assess the performance of, or allocate resources among, these product lines.

Segment profit is determined based on internal performance measures used by the Chief Executive Officer to assess the performance of each business in a given period. In connection with that assessment, the Chief Executive Officer may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges; certain gains and losses from dispositions; and litigation settlements or other charges, responsibility for which precedes the current management team.

Segment profit always excludes the effects of principal pension plans and accounting changes. Segment profit excludes or includes interest and other financial charges and income taxes according to how a particular segment’s management is measured - excluded in determining segment profit, which we refer to as “operating profit,” for GE Healthcare, GE NBC Universal and the industrial businesses of the GE Industrial and GE Infrastructure segments; included in determining segment profit, which we refer to as “net earnings,” for GE Commercial Financial Services, GE Consumer Finance, and the financial services businesses of the GE Industrial and GE Infrastructure segments.

We have reclassified certain prior-period amounts to conform to the current period’s presentation. For additional information, including a description of the products and services included in each segment, see Item 1, Business Descriptions in Exhibit 99(d).

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Consolidated

For the years ended December 31 (In millions)	2004	2003	2002

Revenues
GE Commercial Financial Services	$42,594	$43,121	$38,984
GE Consumer Finance	15,734	12,845	10,266
GE Industrial	30,722	24,988	26,154
GE Infrastructure	37,373	36,569	40,119
GECC corporate items and eliminations	2,762	2,152	855
Total revenues	129,185	119,675	116,378
Less portion of GE revenues not included in GECC	(69,335)	(66,305)	(67,543)
Total revenues in GECC	$59,850	$53,370	$48,835

Segment profit
GE Commercial Financial Services	$4,139	$5,009	$2,075
GE Consumer Finance	2,520	2,161	1,799
GE Industrial	1,833	1,385	1,837
GE Infrastructure	6,797	7,362	9,178
Total segment profit	15,289	15,917	14,889
GECC corporate items and eliminations	812	75	174
Less portion of GE profit not included in GECC	(7,841)	(8,526)	(8,509)
Total earnings in GECC before accounting changes	8,260	7,466	6,554
Cumulative effect of accounting changes	-	(339)	(1,015)
Total net earnings in GECC	$8,260	$7,127	$5,539

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GE Commercial Financial Services

(In millions)	2004	2003	2002

Revenues	$42,594	$43,121	$38,984
Less portion of GE Commercial Financial Services
not included in GECC	(12,092)	(11,831)	(9,540)
Total revenues in GECC	$30,502	$31,290	$29,444

Net revenues
Total revenues	$30,502	$31,290	$29,444
Interest expense	4,950	4,996	5,162
Total net revenues	$25,552	$26,294	$24,282

Segment profit	$4,139	$5,009	$2,075
Less portion of GE Commercial Financial Services
not included in GECC	(236)	(609)	1,751
Total segment profit in GECC	$3,903	$4,400	$3,826

December 31 (In millions)	2004	2003

Total assets	$363,593	$342,514
Less portion of GE Commercial Financial Services
not included in GECC	(54,900)	(51,320)
Total assets in GECC	$308,693	$291,194

(In millions)	2004	2003	2002

Revenues in GE
Capital Solutions	$11,503	$9,893	$9,222
Insurance	23,070	26,194	23,296
Real Estate	3,084	2,956	2,833

Segment profit in GE
Capital Solutions	$1,325	$1,184	$993
Insurance	569	2,102	(95)
Real Estate	1,124	947	774

December 31 (In millions)	2004	2003

Total assets in GE
Capital Solutions	$80,514	$71,963
Insurance	179,205	170,044
Real Estate	39,515	34,372

GE Commercial Financial Services revenues and net earnings decreased 1% and 17%, respectively, compared with 2003. The decrease in revenues resulted primarily from 2003 dispositions ($2.5 billion) including GE Edison Life Insurance Company (Edison Life), Financial Guaranty Insurance Company (FGIC) and ERC Life; net declines in volume resulting from strategic exits of certain business channels ($1.3 billion) and the effects of the Genworth initial public offering ($0.4 billion). Lower securitization activity ($0.3 billion) also contributed to the decrease in

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revenue. These decreases were partially offset by acquisitions ($2.2 billion), the effects of the weaker U.S. dollar ($1.2 billion), higher investment income ($0.3 billion) and core growth ($0.3 billion). The decrease in net earnings resulted primarily from the full-year after-tax earnings effects of the Genworth initial public offering ($0.7 billion), the 2003 dispositions ($0.5 billion) and the 2004 U.S. hurricane-related losses ($0.3 billion). Also contributing to the net earnings decrease were reserve actions taken at GE Insurance Solutions related to continued adverse development on liability-related exposures underwritten in 1997-2001 (discussed below) and lower securitization activity ($0.2 billion). These decreases in net earnings were partially offset by acquisitions ($0.4 billion), higher investment income ($0.3 billion), core growth ($0.3 billion) including improved performance at GE Insurance Solutions reflecting the continued favorable premium pricing environment and the effects of the weaker U.S. dollar ($0.1 billion).

The most significant acquisitions affecting GE Commercial Financial Services results in 2004 were the U.S. leasing business of IKON Office Solutions, acquired during the second quarter of 2004; a portion of the commercial lending business of Transamerica Finance Corporation, and Sophia S.A., a real estate company in France, both acquired during the first quarter of 2004; and the assets of CitiCapital Fleet Services, acquired during the fourth quarter of 2003. These acquisitions contributed $1.9 billion and $0.3 billion to 2004 revenues and net earnings, respectively.

GE Commercial Financial Services revenues and net earnings in 2003 increased $4.1 billion and $2.9 billion, respectively, compared with 2002. The 2003 increase in revenues resulted primarily from increased premium revenues ($2.2 billion), reflecting net volume growth ($0.8 billion), continued favorable premium pricing ($0.5 billion), absence of prior year loss adjustments ($0.4 billion), adjustment of current year premium accruals to actual ($0.3 billion), and lower levels of ceded premiums resulting from a decline in prior-year loss events ($0.1 billion). Also contributing to the increase in revenues were the effects of the weaker U.S. dollar ($1.1 billion), acquisitions ($1.0 billion), higher investment income ($0.7 billion), a gain of $0.6 billion on the sale of Edison Life and core growth. Partial revenue offsets resulted from the absence of revenues following the sale of Edison Life ($0.7 billion), a $0.2 billion loss on the disposition of FGIC at the end of 2003 and lower securitization activity ($0.1 billion). The 2003 increase in net earnings resulted primarily from the substantial improvement in current operating results at GE Insurance Solutions ($2.3 billion) reflecting improved underwriting, lower adverse development (discussed below) and generally favorable industry pricing conditions during the year. Net earnings also benefited from core growth, the gain on the sale of Edison Life ($0.3 billion), lower investment losses at GE Equity ($0.2 billion), acquisitions ($0.2 billion) and higher investment income ($0.1 billion). These increases were partially offset by the absence of a current year counterpart to the favorable tax settlement with the IRS in 2002 ($0.2 billion) and a loss on the sale of FGIC ($0.1 billion after tax).

The most significant acquisitions affecting GE Commercial Financial Services 2003 results were the commercial inventory financing business of Deutsche Financial Services and the structured finance business of ABB, both of which were acquired during the fourth quarter of 2002. These two acquisitions contributed $0.5 billion and $0.1 billion to 2003 revenues and net earnings, respectively.

As described in Exhibit 99(d), in the “Critical Accounting Estimates” section of Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations under the caption “Insurance liabilities and reserves,” we routinely update our insurance loss provisions to reflect our best estimates of losses. At year-end 2004, our best estimate of outstanding net property and casualty claim-related liabilities at GE Insurance Solutions was $17.4 billion. Few losses in an underwriting year are known exactly at the end of that year; an insurer cannot know a year’s exact losses before customers have submitted claims and those claims have been evaluated,

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adjudicated and settled. This process routinely spans years, and sometimes decades. Like much of the property and casualty insurance industry, GE Insurance Solutions’ recent operating results have absorbed charges from updates to loss estimates associated with policies written in prior years. This adverse loss development has been most pronounced for certain liability-related risk policies underwritten from 1997 through 2001, principally hospital and professional liability, workers compensation, product liability and asbestos and environmental exposures. Adverse development on prior-years claims and expenses for the three years ended December 31, 2004, amounted to $5.5 billion. Business that we subsequently exited accounted for 84% of the most recent adverse development. Although we do not anticipate further provisions related to this risk, we observe that the associated losses have not yet fully matured.

In 2002, in light of our adverse loss development, we modified our underwriting processes, rejecting both risks that failed to meet our standards of price, terms or conditions as well as risks for which sufficient historical data did not exist to permit us to make a satisfactory pricing evaluation. Consequently, we curtailed and exited business in particular property and casualty business channels. Higher underwriting standards have yielded substantial improvement in operating results in more recent underwriting years, improvement that is most clearly indicated by our “combined ratio” - the ratio, expressed as a percentage, of claims-related losses and related underwriting expenses to earned premiums. In 2004, GE Insurance Solutions’ property and casualty combined ratio was 120%, that is, $1.20 of costs and losses for each $1.00 of earned premium. However, as an early indication of the effectiveness of our revised underwriting standards, the combined ratio for the 2004 underwriting year was 100%, even with extensive 2004 natural catastrophe losses - breakeven underwriting even before the contribution of investment income.

GE Industrial

(In millions)	2004	2003	2002

Revenues	$30,722	$24,988	$26,154
Less portion of GE Industrial not included in GECC	(24,151)	(21,560)	(20,969)
Total revenues in GECC	$6,571	$3,428	$5,185

Segment profit	$1,833	$1,385	$1,837
Less portion of GE Industrial not included in GECC	(1,752)	(1,418)	(1,729)
Total segment profit in GECC	$81	$(33)	$108

Revenues in GE
Consumer & Industrial	$13,767	$12,843	$12,887
Equipment Services	6,571	3,357	5,185
Plastics	6,066	5,501	5,566

Segment profit in GE
Consumer & Industrial	$716	$577	$567
Equipment Services	82	(76)	98
Plastics	566	503	899

GE Industrial revenues rose 23%, or $5.7 billion, in 2004 on higher volume ($2.0 billion), primarily at Consumer & Industrial and Plastics, the effects of the weaker U.S. dollar ($0.5 billion) and higher prices ($0.1 billion) at the industrial businesses in the segment. Higher prices at Plastics, as demand for plastic resins increased were partially offset by lower prices at Consumer & Industrial. Adoption of a January 1, 2004, required accounting change also caused revenues to increase significantly at Equipment Services ($3.2 billion), as a result of consolidating operating

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lease rentals ($2.6 billion) and other income ($0.6 billion). The most significant entity consolidated as a result of this change was Penske Truck Leasing Co., L.P. (Penske), which was previously accounted for using the equity method. See note 1.

Segment profit rose 32%, or $0.4 billion, as productivity ($0.8 billion), primarily at Consumer & Industrial and Plastics, higher volume ($0.1 billion) and higher prices ($0.1 billion) more than offset higher material and other costs ($0.8 billion), primarily from commodities such as benzene and natural gas at Plastics. Segment profit also rose on improved operating performance at Equipment Services ($0.2 billion).

In 2003, GE Industrial revenues were 4%, or $1.2 billion, lower than in 2002 as the effects of the weaker U.S. dollar ($0.5 billion) and higher volume ($0.5 billion) were partially offset by lower prices ($0.3 billion), primarily in Consumer & Industrial. This net increase in revenues was more than offset by lower revenues at Equipment Services resulting primarily from the following.

•	The exit of certain European operations at IT Solutions ($1.3 billion) in response to intense competition and transition of the computer equipment market to a direct distribution model,

•	Continued poor market conditions and ongoing dispositions and run-offs of IT Solutions and the Auto Financial Services business ($0.3 billion), and

•	Lower asset utilization and price ($0.2 billion), an effect of industry-wide excess equipment capacity reflective of the then current conditions in the road and rail transportation sector.

Segment profit fell 25%, or $0.5 billion, as higher material costs ($0.3 billion), primarily benzene at Plastics and lower prices ($0.3 billion) were partially offset by improved productivity ($0.2 billion) at the industrial businesses in the segment. Lower asset utilization and price at Equipment Services also contributed to the decrease.

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GE Infrastructure

(In millions)	2004	2003	2002

Revenues	$37,373	$36,569	$40,119
Less portion of GE Infrastructure not included in GECC	(33,083)	(32,803)	(36,601)
Total revenues in GECC	$4,290	$3,766	$3,518

Segment profit	$6,797	$7,362	$9,178
Less portion of GE Infrastructure not included in GECC	(5,828)	(6,549)	(8,414)
Total segment profit in GECC	$969	$813	$764

Revenues in GE
Aircraft Engines	$11,094	$9,808	$9,957
Aviation Services	3,159	2,881	2,694
Energy	14,586	16,611	21,514
Energy Financial Services	972	805	704
Oil & Gas	3,135	2,842	2,318
Rail	3,007	2,543	2,314

Segment profit in GE
Aircraft Engines	$2,238	$1,809	$1,609
Aviation Services	520	506	454
Energy	2,543	3,875	6,027
Energy Financial Services	376	280	250
Oil & Gas	331	264	265
Rail	516	450	402

GE Infrastructure revenues increased 2%, or $0.8 billion, in 2004 as the effects of the weaker U.S. dollar ($0.5 billion) and higher volume ($0.4 billion) were partially offset by lower prices ($0.6 billion), primarily at Energy, at the industrial businesses of the segment. The increase in volume was the net result of increased sales in commercial services and military engines at Aircraft Engines and locomotives at Rail, partially offset by lower sales at Energy. Energy sold 122 large heavy-duty gas turbines in 2004, compared with 175 in 2003. Financial services activity, primarily at Aviation Services and Energy Financial Services, increased revenues primarily from core growth ($0.4 billion) and acquisitions ($0.1 billion).

Segment profit fell 8%, or $0.6 billion, in 2004 as lower material costs ($0.3 billion), primarily at Energy and higher volume ($0.1 billion), were more than offset by lower prices ($0.6 billion) and lower productivity ($0.6 billion) at the industrial businesses of the segment. The lower productivity was the net effect of lower productivity at Energy, primarily from the anticipated decline in higher margin gas turbine sales and a decrease in customer contract termination fees, partially offset by higher productivity at Aircraft Engines and Rail. Segment profit from the financial services businesses, primarily Energy Financial Services, increased $0.1 billion as a result of core growth.

In 2003, GE Infrastructure revenues fell 9%, or $3.6 billion, compared with 2002 on lower volume ($3.6 billion) and lower prices ($0.5 billion) more than offset the effects of the weaker U.S. dollar ($0.2 billion). The decrease in volume primarily related to the continued decline in sales of large, heavy-duty gas turbines (down 46% from 323 units in 2002) and industrial aero-derivative engines at Energy and commercial aircraft at Aircraft Engines. We achieved volume growth with higher locomotive sales and growth in our rail global signaling business

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at Rail and higher military spare parts sales at Aircraft Engines. Financial services activity increased revenues primarily from core growth ($0.2 billion) and acquisitions ($0.1 billion).

In 2003, segment profit decreased 20%, or $1.8 billion, compared with 2002 as lower productivity ($0.9 billion), lower volume ($0.8 billion) and lower price ($0.5 billion) more than offset lower material and labor costs ($0.2 billion). The lower productivity was primarily at Energy where customer contract termination fees, net of associated costs, were $0.6 billion in 2003 and $0.9 billion in 2002, reflecting the decline in demand for new power generation equipment that began in 2002. Productivity was higher at Aircraft Engines, largely from workforce efficiency, and lower research and development spending upon completion of certain development programs. Segment profit from the financial services businesses increased $0.1 billion as a result of core growth.

GE Infrastructure orders were $34.0 billion in 2004, up from $29.8 billion in 2003 reflecting strong demand for wind turbines, locomotives, product services, and oil and gas turbomachinery. The $27.8 billion total backlog at year-end 2004 comprised unfilled product orders of $18.2 billion (of which 66% was scheduled for delivery in 2005) and product service orders of $9.5 billion scheduled for 2005 delivery. Comparable December 31, 2003, total backlog was $25.4 billion, of which $17.2 billion was for unfilled product orders and $8.2 billion for product services orders.

Financing receivables is our largest category of assets and represents one of our primary sources of revenues. The portfolio of financing receivables, before allowance for losses, increased to $285.2 billion at December 31, 2004, from $251.7 billion at the end of 2003, as discussed in the following paragraphs. The related allowance for losses at the end of 2004 amounted to $5.6 billion compared with $6.2 billion at December 31, 2003, representing our best estimate of probable losses inherent in the portfolio.

A discussion of the quality of certain elements of the financing receivables portfolio follows. For purposes of that discussion, “delinquent” receivables are those that are 30 days or more past due; “nonearning” receivables are those that are 90 days or more past due (or for which collection has otherwise become doubtful); and “reduced-earning” receivables are commercial receivables whose terms have been restructured to a below-market yield.

GE Commercial Financial Services financing receivables, before allowance for losses, totaled $121.5 billion at December 31, 2004, compared with $114.6 billion at December 31, 2003, and consisted of loans and leases to the equipment and leasing, commercial and industrial and real estate industries. This portfolio of receivables increased primarily from core growth ($26.2 billion) and acquisitions ($11.9 billion), partially offset by securitizations and sales ($31.0 billion). Related nonearning and reduced-earning receivables were $1.4 billion (1.2% of outstanding receivables) at December 31, 2004, compared with $1.6 billion (1.4% of outstanding receivables) at year-end 2003. GE Commercial Financial Services financing receivables are generally backed by assets and there is a broad spread of geographic and credit risk in the portfolio.

During 2004, GE Consumer Finance adopted a global policy for uncollectible receivables that accelerated write-offs to follow one consistent basis. We now write off unsecured closed-end installment loans that become 120 days contractually past due and unsecured open-ended revolving loans that become 180 days contractually past due.

GE Consumer Finance financing receivables, before allowance for losses, were $127.8 billion at December 31, 2004, compared with $94.0 billion at December 31, 2003, and consisted primarily of card receivables, installment loans, auto loans and leases, and residential mortgages. This portfolio of receivables increased as a result of acquisitions ($15.6 billion), core growth ($13.8 billion) and the effects of the weaker U.S. dollar ($7.3 billion). These increases were partially offset by whole loan sales and securitization activity ($2.0 billion) and the

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standardization of our write-off policy, which resulted in an increase in write-offs ($0.9 billion) but had an inconsequential effect on earnings. Nonearning consumer receivables were $2.5 billion at December 31, 2004 and 2003, representing 2.0% and 2.6% of outstanding receivables, respectively. The percentage decrease is primarily related to the standardization of our write-off policy and the acquisition of AFIG, which obtains credit insurance for certain receivables, partially offset by higher nonearnings in our European secured financing business.

GE Infrastructure financing receivables, before allowance for losses, were $20.8 billion at December 31, 2004, compared with $19.4 billion at December 31, 2003, and consisted primarily of loans and leases to the commercial aircraft and energy industries. This portfolio of receivables increased as a result of core growth ($1.0 billion) and acquisitions ($0.8 billion), partially offset by securitizations and sales ($0.2 billion). Related nonearning and reduced-earning receivables were $0.2 billion (0.8% of outstanding receivables) at December 31, 2004, compared with $0.1 billion (0.7% of outstanding receivables) at year-end 2003.

Other financing receivables, before allowance for losses, were $15.1 billion and $23.7 billion at December 31, 2004 and 2003, respectively, and consisted primarily of financing receivables in consolidated, liquidating securitization entities. This portfolio of receivables decreased because we have stopped transferring assets to these entities. Nonearning receivables at December 31, 2004, were $0.2 billion (1.2% of outstanding receivables) compared with $0.1 billion (0.6% of outstanding receivables) at December 31, 2003.

Delinquency rates on managed GE Commercial Financial Services equipment loans and leases and managed GE Consumer Finance financing receivables follow.

	2004	2003	2002

GE Commercial Financial Services	1.40%	1.38%	1.75%
GE Consumer Finance	4.85	5.62	5.62

Delinquency rates at GE Commercial Financial Services increased slightly from December 31, 2003 to December 31, 2004, reflecting the effect of certain acquired portfolios, partially offset by improvement in the overall core portfolio. The decline from December 31, 2002 to December 31, 2003, reflected improved economic conditions and collection results.

Delinquency rates at GE Consumer Finance decreased from December 31, 2003 to December 31, 2004, as a result of the standardization of our write-off policy, the acquisition of AFIG, and the U.S. acquisition of WMC, with lower relative delinquencies as a result of whole loan sales, partially offset by higher delinquencies in our European secured financing business. See notes 5 and 6.

Note 5. Financing Receivables (investments in time sales, loans and financing leases)

December 31 (In millions)	2004	2003

Time sales and loans, net of deferred income	$218,837	$187,941
Investment in financing leases, net of deferred income	66,340	63,760
	285,177	251,701
Less allowance for losses (note 6)	(5,589)	(6,198)
Financing receivables - net	$279,588	$245,503

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Included in the above are the financing receivables of consolidated, liquidating securitization entities as follows:

December 31 (In millions)	2004	2003

Time sales and loans, net of deferred income	$20,728	$18,258
Investment in financing leases, net of deferred income	2,125	3,827
	22,853	22,085
Less allowance for losses	(5)	-
Financing receivables - net	$22,848	$22,085

Details by segment follow.

December 31 (In millions)	2004	2003

GE Commercial Financial Services
Equipment and leasing	$61,821	$56,444
Commercial and industrial	39,251	38,033
Real estate	20,470	20,171
	121,542	114,648

GE Consumer Finance
Non-U.S. residential mortgages	42,201	19,593
Non-U.S. installment and revolving credit	33,889	31,954
Non-U.S. auto	23,517	20,729
U.S. installment and revolving credit	21,385	15,883
Other	6,771	5,856
	127,763	94,015

GE Infrastructure(a)(b)	20,770	19,380

Other(c)	15,102	23,658
	285,177	251,701
Less allowance for losses	(5,589)	(6,198)
Total	$279,588	$245,503

(a)
Included loans and financing leases of $13,562 million and $12,424 million at December 31, 2004 and 2003, respectively, related to commercial aircraft at Aviation Services and loans and financing leases of $4,538 million and $4,956 million at December 31, 2004 and 2003, respectively, related to Energy Financial Services.

(b)	Includes only portions of the segment that are financial services businesses.
(c)	Included loans and financing leases of $13,759 million and $22,085 million at December 31, 2004 and 2003, respectively, related to consolidated, liquidating securitization entities.

Our financing receivables include both time sales and loans and financing leases. Time sales and loans represent transactions in a variety of forms, including time sales, revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes time sales and loans carried at the principal amount on which finance charges are billed periodically, and time sales and loans carried at gross book value, which includes finance charges.

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Investment in financing leases consists of direct financing and leveraged leases of aircraft, railroad rolling stock, autos, other transportation equipment, data processing equipment and medical equipment, as well as other manufacturing, power generation, commercial real estate, and commercial equipment and facilities.

As the sole owner of assets under direct financing leases and as the equity participant in leveraged leases, we are taxed on total lease payments received and are entitled to tax deductions based on the cost of leased assets and tax deductions for interest paid to third-party participants. We are generally entitled to any residual value of leased assets.

Investment in direct financing and leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of leased equipment, less related deferred income. We have no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. Our share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment.

Net Investment in Financing Leases

	Total financing leases		Direct financing leases		Leveraged leases
December 31 (In millions)	2004	2003	2004	2003	2004	2003

Total minimum lease payments
receivable	$90,790	$90,365	$63,128	$60,894	$27,662	$29,471
Less principal and interest on
third-party nonrecourse debt	(20,644)	(22,144)	-	-	(20,644)	(22,144)
Net rentals receivable	70,146	68,221	63,128	60,894	7,018	7,327
Estimated unguaranteed residual
value of leased assets	9,346	8,824	5,976	5,149	3,370	3,675
Less deferred income	(13,152)	(13,285)	(9,754)	(9,509)	(3,398)	(3,776)
Investment in financing leases, net of deferred income	66,340	63,760	59,350	56,534	6,990	7,226
Less amounts to arrive at net
investment
Allowance for losses	(1,059)	(803)	(872)	(707)	(187)	(96)
Deferred taxes	(9,563)	(9,815)	(4,895)	(5,314)	(4,668)	(4,501)
Net investment in financing leases	$55,718	$53,142	$53,583	$50,513	$2,135	$2,629

Contractual Maturities

(In millions)	Total time sales and loans	Net rentals receivable

Due in
2005	$65,066	$17,518
2006	31,319	14,451
2007	25,369	10,772
2008	13,647	7,800
2009	13,653	5,046
2010 and later	69,783	14,559
Total	$218,837	$70,146

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We expect actual maturities to differ from contractual maturities.

Individually “impaired” loans are defined by GAAP as larger balance or restructured loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement. An analysis of impaired loans follows.

December 31 (In millions)	2004	2003

Loans requiring allowance for losses	$1,687	$1,054
Loans expected to be fully recoverable	520	1,430
	$2,207	$2,484

Allowance for losses	$747	$434
Average investment during year	2,398	2,312
Interest income earned while impaired(a)	26	33

(a)	Recognized principally on cash basis.

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Note 6. Allowance for Losses on Financing Receivables

(In millions)	2004	2003	2002

Balance at January 1
GE Commercial Financial Services	$1,925	$2,379	$2,216
GE Consumer Finance	3,959	2,762	2,137
GE Infrastructure(a)	287	253	296
Other	27	53	85
	6,198	5,447	4,734

Provision charged to operations
GE Commercial Financial Services	302	849	1,057
GE Consumer Finance	3,220	2,694	1,861
GE Infrastructure(a)	328	27	41
Other	18	42	19
	3,868	3,612	2,978

Other additions (reductions)(b)	(59)	717	693

Gross write-offs
GE Commercial Financial Services	(920)	(1,281)	(1,230)
GE Consumer Finance(c)	(4,425)	(3,044)	(2,278)
GE Infrastructure(a)	(27)	(24)	(17)
Other	(73)	(73)	(71)
	(5,445)	(4,422)	(3,596)

Recoveries
GE Commercial Financial Services	158	120	91
GE Consumer Finance	846	710	534
GE Infrastructure(a)	2	2	-
Other	21	12	13
	1,027	844	638

Balance at December 31
GE Commercial Financial Services	1,505	1,925	2,379
GE Consumer Finance	3,473	3,959	2,762
GE Infrastructure(a)	581	287	253
Other	30	27	53
Balance at December 31	$5,589	$6,198	$5,447

(a)	Includes only portions of the segment that are financial services businesses.
(b)
Other additions (reductions) primarily included the effects of acquisitions, securitization activity and the effects of exchange rates. These additions (reductions) included $294 million, $480 million and $487 million related to acquisitions and $(461) million, $(335) million and $(80) million related to securitization activity in 2004, 2003 and 2002, respectively.

(c)	Included $889 million in 2004 related to the standardization of our write-off policy.

See note 5 for amounts related to consolidated, liquidating securitization entities.

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Selected Financing Receivables Ratios

December 31	2004	2003

Allowance for losses on financing receivables as a percentage of total financing receivables
GE Commercial Financial Services	1.24%	1.68%
GE Consumer Finance(a)	2.72	4.21
GE Infrastructure(b)	2.80	1.48
Other	0.20	0.11
Total	1.96	2.46

Nonearning and reduced-earning financing receivables as a percentage of total financing receivables
GE Commercial Financial Services	1.2%	1.4%
GE Consumer Finance(a)	2.0	2.6
GE Infrastructure(b)	0.8	0.7
Other	1.2	0.6
Total	1.5	1.7

(a)
The standardization of our write-off policy in 2004 reduced the allowance for losses on financing receivables as a percentage of total financing receivables by 74 basis points, and nonearning and reduced-earning financing receivables as a percentage of total financing receivables by 57 basis points.

(b)	Includes only portions of the segment that are financial services businesses.

Note 9. Intangible Assets

December 31 (In millions)	2004	2003

Goodwill	$23,067	$19,741
Present value of future profits (PVFP)	800	1,259
Capitalized software	658	695
Other intangibles	901	915
Total	$25,426	$22,610

Intangible assets were net of accumulated amortization of $9,581 million in 2004 and $9,424 million in 2003.

Changes in goodwill balances, net of accumulated amortization, follow.

2004
(In millions)	GE Commercial Financial Services	GE Consumer Finance	GE Industrial(a)	GE Infrastructure(a)	Total

Balance at January 1	$10,985	$7,722	$903	$114	$19,724	(b)
Acquisitions/purchase
accounting adjustments	874	1,275	(11)	9	2,147
Inter-segment transfers	139	384	(523)	-	-
Currency exchange and other	(374)	473	1,090 (c)	7	1,196	(b)
Balance at December 31	$11,624	$9,854	$1,459	$130	$23,067

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2003
(In millions)	GE Commercial Financial Services	GE Consumer Finance	GE Industrial(a)	GE Infrastructure(a)	Total

Balance at January 1	$10,891	$5,505	$870	$116	$17,382	(b)
Acquisitions/purchase
accounting adjustments	195	1,294	29	-	1,518
Currency exchange and other	(101)	923	4	(2)	824
Balance at December 31	$10,985	$7,722	$903	$114	$19,724	(b)

(a)	Includes only portions of the segment that are financial services businesses.
(b)	Excluded $17 million of goodwill related to Gecis which is reported in GECC corporate items and eliminations. In December 2004, we sold a 60% interest in Gecis.
(c)	Included $1,055 million of goodwill associated with the consolidation of Penske effective January 1, 2004.

The amount of goodwill related to new acquisitions during 2004 was $1,914 million, the largest of which were WMC Finance Co. ($520 million) and Australian Financial Investments Group (AFIG) ($301 million) by GE Consumer Finance and Sophia S.A. ($511 million) and most of the commercial lending business of Transamerica Finance Corporation ($294 million) by GE Commercial Financial Services.

The amount of goodwill related to purchase accounting adjustments to prior-year acquisitions during 2004 was $233 million, primarily associated with the 2003 acquisitions of Allbank and First National Bank at GE Consumer Finance.

The amount of goodwill related to new acquisitions recorded during 2003 was $1,382 million, the largest of which was First National Bank ($680 million) by GE Consumer Finance.

The amount of goodwill related to purchase accounting adjustments to prior-year acquisitions during 2003 was $136 million, primarily associated with the 2002 acquisitions of Australian Guarantee Corporation at GE Consumer Finance and Security Capital Group at GE Commercial Financial Services.

Upon closing an acquisition, we estimate the fair values of assets and liabilities acquired and consolidate the acquisition as quickly as possible. Given the time it takes to obtain pertinent information to finalize the acquired company’s balance sheet (frequently with implications for the price of the acquisition), then to adjust the acquired company’s accounting policies, procedures, books and records to our standards, it is often several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for our initial estimates to be subsequently revised.

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Intangible Assets Subject to Amortization

	2004			2003
December 31 (In millions)	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net

PVFP	$2,334	$(1,534)	$800	$2,900	$(1,641)	$1,259
Capitalized software	1,451	(793)	658	1,348	(653)	695
Patents, licenses and other	458	(241)	217	308	(201)	107
Servicing assets and all other	4,713	(4,029)	684	4,612	(3,804)	808
Total	$8,956	$(6,597)	$2,359	$9,168	$(6,299)	$2,869

Amortization expense related to intangible assets, subject to amortization, for 2004 and 2003 was $669 million and $852 million, respectively.

Changes in PVFP balances follow.

(In millions)	2004	2003

Balance at January 1	$1,259	$2,078
Acquisitions	-	20
Dispositions	-	(574)
Accrued interest(a)	52	91
Amortization	(144)	(295)
Other	(367)	(61)
Balance at December 31	$800	$1,259

(a)	Interest was accrued at a rate of 6.8% and 3.8% for 2004 and 2003, respectively.

Recoverability of PVFP is evaluated periodically by comparing the current estimate of expected future gross profits with the unamortized asset balance. If such comparison indicates that the expected gross profits will not be sufficient to recover PVFP, the difference is charged to expense. No such expense was recorded in 2004 or 2003.

Amortization expense for PVFP in future periods will be affected by acquisitions, realized capital gains/losses or other factors affecting the ultimate amount of gross profits realized from certain lines of business. Similarly, future amortization expense for other intangibles will depend on acquisition activity and other business transactions.

The estimated percentage of the December 31, 2004, net PVFP balance to be amortized over each of the next five years follows.

2005	2006	2007	2008	2009

10.1%	10.5%	9.5%	8.2%	6.7%

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Note 18. Operating Segments

Our operating segments are organized around markets and customers. Segment accounting policies are described in note 1.

Details of total revenues and segment profit by operating segment can be found on page 2 of this report. Other specific information follows.

	Total revenues			Intersegment revenues			External revenues
For the years ended December 31 (In millions)	2004	2003	2002	2004	2003	2002	2004	2003	2002

GE Commercial Financial
Services	$30,502	$31,290	$29,444	$208	$176	$85	$30,294	$31,114	$29,359
GE Consumer Finance	15,725	12,734	9,833	13	17	12	15,712	12,717	9,821
GE Industrial(a)	6,571	3,428	5,185	13	15	17	6,558	3,413	5,168
GE Infrastructure(a)	4,290	3,766	3,518	2	1	1	4,288	3,765	3,517
GECC corporate items
and eliminations	2,762	2,152	855	(236)	(209)	(115)	2,998	2,361	970
Total	$59,850	$53,370	$48,835	$-	$-	$-	$59,850	$53,370	$48,835

(a)	Includes only portions of the segment that are financial services businesses.

	Depreciation and amortization			Provision for income taxes
For the years ended December 31 (In millions)	2004	2003	2002	2004	2003	2002

GE Commercial Financial Services	$2,975	$2,847	$2,576	$1,289	$1,191	$674
GE Consumer Finance	334	276	232	442	485	457
GE Industrial(a)	1,876	996	981	(124)	(137)	(103)
GE Infrastructure(a)	1,122	1,074	904	58	237	269
GECC corporate items and eliminations	51	78	54	76	(33)	(305)
Total	$6,358	$5,271	$4,747	$1,741	$1,743	$992

(a)	Includes only portions of the segment that are financial services businesses.

	Interest on time sales and loans			Interest expense
For the years ended December 31 (In millions)	2004	2003	2002	2004	2003	2002

GE Commercial Financial Services	$5,908	$5,674	$5,260	$4,950	$4,996	$5,162
GE Consumer Finance	11,856	10,445	7,957	3,560	2,683	2,105
GE Industrial(a)	12	61	100	526	601	714
GE Infrastructure(a)	389	413	405	1,428	1,230	1,222
GECC corporate items and eliminations	591	510	1	694	489	276
Total	$18,756	$17,103	$13,723	$11,158	$9,999	$9,479

(a)	Includes only portions of the segment that are financial services businesses.

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	Assets At December 31			Buildings and equipment additions(a) For the years ended December 31
(In millions)	2004	2003	2002	2004	2003	2002

GE Commercial Financial Services(b)	$308,693	$291,194	$295,370	$4,221	$4,809	$5,578
GE Consumer Finance(b)	150,531	105,935	75,885	217	191	221
GE Industrial(b)(c)	17,888	16,922	20,035	3,060	1,001	1,219
GE Infrastructure(b)(c)	50,550	45,512	40,889	3,121	2,345	3,613
GECC corporate items and eliminations	39,223	47,210	7,255	44	66	751
Total	$566,885	$506,773	$439,434	$10,663	$8,412	$11,382

(a)	Additions to buildings and equipment include amounts relating to principal businesses purchased.
(b)
Total assets of the GE Commercial Financial Services, GE Consumer Finance, GE Industrial and GE Infrastructure segments at December 31, 2004, include investments in and advances to non-consolidated affiliates of $5,480 million, $2,180 million, $229 million and $3,573 million, respectively, which contributed approximately $224 million, $65 million, $34 million and $261 million, respectively, to segment pre-tax income for the year ended December 31, 2004.

(c)	Includes only portions of the segment that are financial services businesses.

Revenues originating from operations based in the United States were $33,781 million, $30,240 million and $27,527 million in 2004, 2003 and 2002, respectively. Revenues originating from operations based outside the United States were $26,069 million, $23,130 million and $21,308 million in 2004, 2003 and 2002, respectively.

Buildings and equipment associated with operations based in the United States were $16,186 million, $11,860 million and $10,894 million at year-end 2004, 2003 and 2002, respectively. Buildings and equipment associated with operations based outside the United States were $30,165 million, $26,761 million and $24,166 million at year-end 2004, 2003 and 2002, respectively.

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